Exhibit 10.1
DEED POLL INDEMNITY
THIS DEED POLL INDEMNITY (this “Deed Poll” or “Indemnity”) is made and effective as of August 2, 2022 by Trane Technologies plc, a public limited company incorporated in Ireland (the “Indemnitor”), in respect of the class of Indemnitees (hereinafter defined).
WHEREAS, prior to the date hereof, the Indemnitor (as Ingersoll-Rand plc as it then was) entered into a deed poll indemnity indemnifying, among others, the Indemnitees (the “Prior Deed Poll”), which the Indemnitor intends to be superseded and replaced by this Deed Poll provided that such supersession and replacement shall not prejudice any Indemnitee who is entitled to indemnification pursuant to the Prior Deed Poll in accordance with Clause 20 of this Deed Poll;
WHEREAS, the Indemnitor wishes to Indemnify the Indemnitees;
NOW THEREFORE, the Indemnitor hereby agrees as follows:
1.Certain Definitions.
1.1“Board” means the Board of Directors of the Indemnitor.
1.2“Change in Control” shall be deemed to have occurred if:
(a)any “person,” as such term is used in Clauses 3(a)(9) and 13(d) of the Exchange Act, becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, of 50% or more of the Voting Shares (as defined below) of the Indemnitor;
(b)the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board as of the date hereof, provided that any person becoming a director after the date hereof whose election or nomination for election was supported by at least three-quarters of the directors who immediately prior to such election or nomination for election comprised the Incumbent Directors shall be considered to be an Incumbent Director;
(c)the Indemnitor adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;
(d)all or substantially all of the assets or business of the Indemnitor is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Indemnitor immediately prior to such a merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Shares of the Indemnitor immediately prior to such transaction, all of the Voting Shares or other ownership interests of the entity or entities, if any, that acquire all or substantially all of the assets of, or succeed to the business of, the Indemnitor as a result of such transaction); or
(e)the Indemnitor combines with another entity and is the surviving entity but, immediately after the combination, the shareholders of the Indemnitor immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Shares of the combined entity (there being excluded from the number of shares held by such shareholders, but not from the Voting Shares of the combined entity,
IN189/001/AC#42631205.2

any shares received by the Group Entities of such other entity in exchange for shares of such other entity), provided, however, that any occurrence that would, in the absence of this proviso, otherwise constitute a Change in Control pursuant to any of clause (a), (c), (d) or (e) of this Clause 1.2, shall not constitute a Change in Control if such occurrence is approved in advance by a majority of the directors on the Board immediately prior to such occurrence.
1.3“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
1.4“Expenses” means any expense, liability, or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, and all other costs and obligations, paid or incurred in connection with investigating, defending, prosecuting (subject to Clause 9.3), being a witness in, participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.
1.5“Group Entities” means the Indemnitor, any subsidiary or a majority owned affiliate of the Indemnitor (wherever incorporated or organized) and any other corporation, limited liability company, partnership, joint venture, firm, association, trust, estate, employee benefit plan or other entity or enterprise of which the Indemnitees are or were serving at the request of the Indemnitor as a director, officer, secretary, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee or agent.
1.6“Independent Counsel” has the meaning specified in Clause 3.
1.7“Reviewing Party” has the meaning specified in Clause 3.
1.8“Voting Shares” means shares of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors (or similar function) of a Group Entity.
2.Indemnity
2.1The Indemnitor hereby absolutely, unconditionally and irrevocably indemnifies severally any person who was, is or is threatened to be made a party to a Proceeding (hereinafter defined) by reason of the fact that he or she (a) is or was a director, secretary, officer, “authorized officer”, “authorized person” or “senior executive” (as may be determined from time to time by the Board) or similar functionary or (b) is or was serving at the request of the Indemnitor or any other of the Group Entities as a director, officer, partner, venturer, proprietor, trustee, employee, agent, manager or similar functionary (together, the class of persons in clauses (a) and (b) above are hereinafter referred to collectively as the “Indemnitees” and the Proceedings described above in this Clause 2.1, shall be hereinafter referred to as the “Indemnifiable Events”) of the Group Entities to the fullest extent permitted under Irish law, as the same exists or may hereafter be amended, for payment and performance, of any and all obligations, amounts or other liabilities (the

“Obligations”) of the Indemnitees now or hereafter existing or incurred in respect of such service, to the extent permitted by Irish law, provided that nothing in this Clause 2.1 or this Deed Poll shall indemnify any director or secretary of the Indemnitor in respect of any liability prohibited from being indemnified pursuant to section 235 of the Companies Act 2014 (as amended) (“Section 235”). Such right shall be a contract right and as such shall run to the benefit of each Indemnitee.
2.2Any repeal or amendment of this Indemnity shall be prospective only and shall not limit the rights of any Indemnitee or the Obligations of the Indemnitor with respect to any claim arising from or related to the services of such Indemnitee in any of the foregoing capacities prior to any such repeal or amendment to this Indemnity. Such rights shall include the right to be paid by the Indemnitor Expenses incurred in defending any Proceeding in advance of its final disposition to the maximum extent permitted under Irish law, as the same exists or may hereafter be amended (“Expense Advances”); provided that:
(a)to the extent required by law, such payment of Expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Indemnity or otherwise;
(b)the Indemnitor shall not (unless a court of competent jurisdiction shall determine otherwise) be required to make an Expense Advance if and to the extent that the Reviewing Party (as defined below) has determined that Indemnitee is not permitted to be indemnified by the Indemnitor under applicable law; and
(c)if and to the extent that the Reviewing Party determines after payment of one or more Expense Advances that the Indemnitee would not be permitted to be so indemnified by the Indemnitor under applicable law, the Indemnitor shall be entitled to be reimbursed by the Indemnitee for all such amounts theretofore paid.
2.3If a claim for indemnification or Expense Advances hereunder is not paid in full by the Indemnitor within 60 days after a written claim has been received by the Indemnitor, the Indemnitee may at any time thereafter bring suit against the Indemnitor to recover the unpaid amount of the claim, and if successful in whole or in part, the Indemnitee shall also be entitled to be paid the expenses of prosecuting such claim (“Prosecuting Expenses”). It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under Irish law, but the burden of proving such defense shall be on the Indemnitor. Neither the failure of the Indemnitor (including the Board or any committee thereof, independent legal counsel or the Reviewing Party to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the Indemnitee is permissible in the circumstances nor an actual determination by the Indemnitor (including the Board or any committee thereof or independent legal counsel) or the Reviewing Party that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.
2.4In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

2.5Except as otherwise provided in Clauses 2.1 to 2.3 above, the Indemnitor shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized by the Board.
2.6The rights conferred on any Indemnitee by this Indemnity shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire.
2.7The Indemnitor’s obligation, if any, to indemnify or to advance expenses to any Indemnitee shall be reduced by any amount such Indemnitee may collect under any applicable insurance policy of the Indemnitor or any of its subsidiaries or as indemnification or Expense Advances from Trane Technologies Lux International Holding Company S.à r.l. or any of the Group Entities.
2.8This Indemnity shall not extend to any matter in respect of any liability prohibited from being indemnified under Section 235.
2.9The Indemnitor shall not be obligated to indemnify, pay expenses or otherwise extend the benefit of this Indemnity to any of the Indemnitees in respect of:
(a)any wrongdoing, fraud or dishonesty which may attach to any of the Indemnitees where that wrongdoing, fraud or dishonesty was a deliberate act of the Indemnitee known by the Indemnitee to be opposed to the best interests of the Group Entities and/or intended by the Indemnitee to provide the Indemnitee with a direct personal benefit;
(b)any Proceeding that has been approved by the Board brought by the Indemnitor or any of its subsidiaries against the Indemnitee; or
(c)any deliberate and knowing violation of law by the Indemnitee where Indemnitee had no reasonable cause to believe the Indemnitee’s conduct was lawful.
2.10“Proceeding” for purposes of this Indemnity, means any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit, claim or proceeding, and any inquiry or investigation that could lead to such an action, suit, claim or proceeding.
3.Reviewing Party; Exhaustion of Remedies
3.1Prior to any Change in Control, the reviewing party (the “Reviewing Party”) shall be any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular Proceeding with respect to which an Indemnitee is seeking indemnification; after a Change in Control, the Independent Counsel referred to below shall become the Reviewing Party. With respect to all matters arising after a Change in Control concerning the rights of the Indemnitees to indemnity payments and Expense Advances under this Deed Poll, the indemnification agreement, dated as of the date hereof, by Trane Technologies Lux International Holding Company S.à r.l., a Luxembourg private limited liability company (société a responsabilité) and a wholly owned subsidiary of the Indemnitor (“LuxCo”) (as it may be amended from time to time, the “Subsidiary Indemnification Agreement”), or any other agreement to which the Indemnitor or any of its Group Entities is a party, the

Indemnitor’s Articles of Association, the certificate of incorporation or bylaws of LuxCo (as in effect from time to time, collectively, the “LuxCo Organizational Documents”) or applicable law, in each case as now or hereafter in effect relating to indemnification for Indemnifiable Events, the Indemnitor and LuxCo shall seek legal advice only from independent counsel (“Independent Counsel”) selected by the Indemnitee and approved by the Indemnitor (which approval shall not be unreasonably withheld and which approval, after 30 days have elapsed from the Indemnitee providing the name of their proposed Independent Counsel to the Indemnitor, shall be deemed to have been given), and who has not otherwise performed services for the Indemnitor, LuxCo or the Indemnitee (other than in connection with indemnification matters) within the five years prior to such appointment and is otherwise free of conflicts. The Independent Counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing the Indemnitor, LuxCo or Indemnitee in an action, suit, litigation or proceeding to determine the Indemnitee’s rights under this Deed Poll. Such counsel, among other things, shall render its written opinion to the Indemnitor, LuxCo and the Indemnitee as to whether and to what extent the Indemnitee should be permitted to be indemnified under applicable law. In doing so, the Independent Counsel may consult with (and rely upon) counsel in any appropriate jurisdiction who would qualify as Independent Counsel (“Local Counsel”). The Indemnitor agrees to pay the reasonable fees of the Independent Counsel and the Local Counsel and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities, loss, and damages arising out of or relating to this Deed Poll or the engagement of Independent Counsel or the Local Counsel pursuant hereto.
3.2The Subsidiary Indemnification Agreement provides that, prior to making written demand on LuxCo for indemnification pursuant to Clause 2.3 of the Subsidiary Indemnification Agreement or making a request for any Expense Advances pursuant to Clause 2.2 of the Subsidiary Indemnification Agreement, the Indemnitees shall (i) seek such indemnification or Expense Advances, as applicable, under any applicable insurance policy of the Indemnitor or any of its subsidiaries and (ii) request that the Indemnitor consider in its discretion whether to make such indemnification or Expense Advances, as applicable. Upon any such request by an Indemnitee of the Indemnitor, the Indemnitor shall consider whether to make such indemnification or Expense Advances, as applicable, based on the facts and circumstances related to the request. The Indemnitor may require, as a condition to making any indemnification or Expense Advances, as applicable, that the Indemnitee enter into an agreement providing for such indemnification or Expense Advances, as applicable, to be made subject to substantially the same terms and conditions applicable to an indemnification or Expense Advances, as applicable, by LuxCo under the Subsidiary Indemnification Agreement (including, without limitation, conditioning any Expense Advances upon delivery to the Indemnitor of an undertaking of the type described in Clause 3.2 of the Subsidiary Indemnification Agreement).
4.Duration.
4.1This Deed Poll shall take effect on and be deemed to be delivered as a deed on the date on which it is executed and shall continue and remain in force and effect until and shall expire on the earlier of the date on which the Indemnitor shall have (a) performed all its Obligations and discharged its liabilities hereunder or (b) terminated this Deed Poll and provided for indemnification of the Indemnitees by entering into a substitute Deed; provided that no

Indemnitee who is entitled to indemnification pursuant to this Deed Poll shall be prejudiced by the actions described at (b) above.
5.Notice to Indemnitor.
5.1The Indemnitor waives notice of acceptance of this Indemnity by any Indemnitee.
6.Indemnification for Expenses Incurred in Enforcing Rights.
6.1In addition to the Indemnitees’ rights to Prosecuting Expenses, the Indemnitor shall, to the fullest extent permitted by law, indemnify the Indemnitees against any and all Expenses that are incurred by the Indemnitees in connection with any Proceeding brought by the Indemnitees:
(i)for indemnification or advance payment of Expenses under any agreement to which the Indemnitor or any of its Group Entities is a party (other than this Deed Poll) or under applicable law, the Indemnitor’s Articles of Association, or the LuxCo Organizational Documents, in each case now or hereafter in effect, relating to indemnification or advance payment of Expenses for Indemnifiable Events, and/or
(ii)for recovery under directors’ and officers’ liability insurance policies maintained by the Indemnitor, but, in either case, only in the event that the Indemnitee ultimately is determined to be entitled to such indemnification or expense advance or insurance recovery, as the case may be.
7.Notification and Defense of Proceeding.
7.1Notice
Promptly after receipt by any of the Indemnitees of notice of the commencement of any Proceeding, the Indemnitee shall, if a claim in respect thereof is to be made against the Indemnitor under this Deed Poll, notify the Indemnitor and LuxCo of the commencement thereof; but the omission so to notify the Indemnitor and LuxCo will not relieve the Indemnitor from any liability that it may have to the Indemnitee, except as provided in Clause 7.3.
7.2Defense
With respect to any Proceeding as to which the Indemnitee notifies the Indemnitor and LuxCo of the commencement thereof, the Indemnitor will be entitled to participate in the Proceeding at its own expense and except as otherwise provided below, to the extent the Indemnitor so wishes, it may assume the defense thereof with counsel reasonably satisfactory to the Indemnitee. After notice from the Indemnitor to the Indemnitee of its election to assume the defense of any Proceeding, the Indemnitor shall not be liable to the Indemnitee under this Deed Poll or otherwise for any Expenses subsequently incurred by the Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below. The Indemnitee shall have the right to employ legal counsel in such Proceeding, but all Expenses related thereto incurred after notice from the Indemnitor of its assumption of the defense shall be at Indemnitee’s expense unless: (i) the employment of legal counsel by the Indemnitee has been authorized by the Indemnitor, (ii) the Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Indemnitor in the defense of the Proceeding, (iii) after a Change in Control, the employment of counsel by the Indemnitee has been approved by the Independent Counsel, or (iv) the Indemnitor shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases all Expenses of the Proceeding shall be borne by the Indemnitor. The Indemnitor shall not be entitled to assume the defense of any Proceeding (x) brought by or on behalf of the Indemnitor or LuxCo (y) as to which the Indemnitee shall have made the determination provided for in clause (ii) of this Clause 7.2 or (z) after a Change in Control (it being specified, for the avoidance of doubt, that the Indemnitor may assume defense of any such Proceeding described in this sentence with the Indemnitee’s consent, provided that any such consent shall not affect the rights of the Indemnitee under the foregoing provisions of this Clause 7.2).
7.3    Settlement of Claims
The Indemnitor shall not be liable to indemnify the Indemnitee under this Deed Poll or otherwise for any amounts paid in settlement of any Proceeding effected without the Indemnitor’s written consent, such consent not to be unreasonably withheld; provided, however, that if a Change in Control has occurred, the Indemnitor shall be liable for indemnification of the Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement. The Indemnitor shall not settle any Proceeding in any manner that would impose any liability, penalty or limitation on the Indemnitee without the Indemnitee’s written consent. The Indemnitor shall not be liable to indemnify the Indemnitees under this Deed Poll with regard to any judicial award if the Indemnitor was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such Proceeding. The Indemnitor’s liability hereunder shall not be excused if assumption of the defense of the Proceeding by the Indemnitor was barred by this Deed Poll.
8.Consideration and Several Indemnity.
The Indemnitor assumes the Obligations and liabilities under this Deed Poll in consideration of each Indemnitee’s service as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of the Indemnitor or any of the Group Entities, as the case may be, whether such Obligations and liabilities arise on the date of this Deed Poll, prior to that date or subsequently. This Indemnity is made for the benefit of the Indemnitees severally.
9.Nature of Indemnity.
9.1The Indemnitor’s Obligations hereunder shall not be affected by the existence, validity, enforceability, or by any other circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Indemnitor. In the event that any payment by the Indemnitor to the Indemnitees in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Indemnitor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.
9.2    If at any time one or more of the provisions hereof or any part thereof is in contravention of Section 235, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. It is agreed by the parties that a court of competent jurisdiction may sever any such provision which contravenes Section 235. The parties hereto agree that should any provision of this Indemnity be found by a court of competent jurisdiction to contravene Section 235, then they shall forthwith enter into good faith negotiations to amend that provision in such a way that, as amended, it is valid, legal and enforceable and carries out the original intent of the parties as set out herein.
9.3    Notwithstanding anything in this Deed Poll to the contrary, the Indemnitee shall not be entitled to indemnification pursuant to this Deed Poll in connection with any Proceeding initiated by the Indemnitee against the Indemnitor or any Group Entity unless:
(a)the Indemnitor has joined in or the Board has consented to the initiation of such Proceeding;
(b)the Proceeding is one to enforce indemnification rights under Clause 2.3 of this Deed Poll; or
(c)the proceeding is instituted after a Change in Control and Independent Counsel has approved its initiation.
10.Changes in Obligations, and Agreements Relating thereto; Waiver of Certain Notices.
The Indemnitor agrees that the Indemnitees may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Indemnitor, extend the time of payment of, or renew all or any part of the Obligations, and may also make any agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof, without in any way impairing or affecting this Indemnity.
11.No Waiver; Cumulative Rights.
No failure on the part of the Indemnitees to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Indemnitees of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Indemnitees or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Indemnitees at any time or from time to time.
12.Assignment.
No Indemnitee may assign its rights, interests or Obligations hereunder to any other person (except by operation of law) without the prior written consent of the Indemnitor.
13.Liability Insurance.
For so long as the Indemnitees have indemnification rights hereunder or under the Subsidiary Indemnification Agreement, the Indemnitor shall maintain or cause to be maintained an insurance policy or policies providing directors’ and officers’ liability insurance covering the Indemnitees.
14.Subrogation.
In the event of payment under this Deed Poll to any of the Indemnitees, the Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Indemnitor effectively to bring suit to enforce such rights.
15.Obligations of the Indemnitor.
In the event a Proceeding results in a judgment in an Indemnitee’s favor or otherwise is disposed of in a manner that allows the Indemnitor to indemnify the Indemnitee in connection with such Proceeding under the Irish Companies Act 2014 (as amended, including any successor provisions) and the Articles of Association of the Indemnitor as then in effect, the Indemnitor will provide such indemnification to the Indemnitee and will reimburse LuxCo for any indemnification or Expense Advance previously made in connection with such Proceeding.
16.Notices.
16.1All notices or demands on the Indemnitor shall be deemed effective when received, shall be in writing and shall be delivered by email, by hand or by registered mail, addressed to the Indemnitor at:

Address:	Trane Technologies Public Limited Company 170/175 Lakeview Drive, Airside Business Park, Swords Co Dublin, Ireland Attn: General Counsel Email: [Redacted]

Tel:	[Redacted]

or to such other address or email as the Indemnitor shall have notified the Indemnitees in a written notice delivered to the Indemnitees at the addresses or facsimile numbers specified in the Indemnitor’s records.
Notice of change of address shall be effective only when given in accordance with this Clause 16. All notices complying with this Clause 16 shall be deemed to have been received on the date of hand delivery or on the third business day after mailing.
17.Continuing Indemnity.
This Indemnity shall remain in full force and effect and shall be binding on the Indemnitor, its successors and assigns until all of the Obligations have been satisfied in full.
18.Governing Law.
This Indemnity shall be governed by and construed in accordance with the laws of Ireland without regard to principles of conflicts of laws.
19.Counterparts.
This Indemnity may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.Amendment and Restatement of Prior Deed Poll.
The Prior Deed Poll is hereby amended and restated in its entirety to read as set forth in this Deed Poll, which supersedes and replaces such Prior Deed Poll in its entirety provided that no Indemnitee who is entitled to indemnification pursuant to the Prior Deed Poll shall be prejudiced.
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IN WITNESS WHEREOF, this Deed Poll Indemnity has been duly executed as a deed and shall be delivered by the Indemnitor in accordance with clause 4 hereof.

GIVEN under the common seal of TRANE TECHNOLOGIES PUBLIC LIMITED COMPANY and DELIVERED as a DEED	/s/ Evan M. Turtz ___________________________ Duly Authorized Signatory

SIGNED AND DELIVERED as a deed
by Evan M. Turtz
in the presence of:

/s/ Sara Walden Brown
______________________________
Witness

Name of Witness: Sara W. Brown

Address of Witness: 800 E. Beaty Street, Davidson, NC 28036

Occupation of Witness: Assistant Secretary